EXHIBIT 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN SYNOVUS FINANCIAL CORP.

AND RIVERSIDE BANCSHARES, INC.

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (the “Amendment”) is made and entered into as of December 27, 2005 by and between SYNOVUS FINANCIAL CORP., (“Synovus”), a corporation organized under the laws of the State of Georgia, and RIVERSIDE BANCSHARES, INC. (“Riverside”), a corporation organized under the laws of the State of Georgia.

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger dated September 6, 2005 (the “Agreement”);

WHEREAS, in order to evidence their mutual intent with respect to the provisions of the Agreement, the parties desire to amend the Agreement in certain respects as set forth herein.

NOW THEREFORE, the parties, intending to be legally bound, hereby amend the Agreement in the following respects, with all capitalized terms used herein but not defined having the meaning set forth in the Agreement.

1.           The second paragraph of Section I(B) is hereby deleted in its entirety and replaced with the following text:

“By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Riverside Stock issued and outstanding on the Effective Date shall be converted into and exchangeable for the right to receive 1.10 shares of Synovus Common Stock (“Per Share Exchange Ratio”).”

2.           Section II(A)(2) is hereby deleted in its entirety and replaced with the following text:

“(2)       declare, set aside, or pay any dividend or distribution with respect to the capital stock of Riverside other than, for each cash dividend of Synovus paid after January 1, 2006 (including an amount for any dividends declared but unpaid as of the Effective Date of the Merger,) a cash dividend per share equal to the product of that Synovus cash dividend per share and the Per Share Exchange Ratio plus an additional five percent per share to be paid on the Riverside Class B Common Stock;”

3.           Section IV(Q) is hereby deleted in its entirety and replaced with the following text:

“(Q)      Subject to the provisions of Section II(A)(2) of this Agreement, Riverside shall coordinate with Synovus the declaration of any dividends in respect of Riverside Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Riverside Stock shall not otherwise receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Riverside Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger.”

4.           Section VI(A)(3) is hereby deleted in its entirety and replaced with the following text:

“(3)       by Synovus or Riverside, if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by April 30, 2006 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;”

5.           Section VI(A)(4) is hereby deleted in its entirety and replaced with the following text:

“(4)       by Riverside, if the average closing price of the Synovus Common Stock on the NYSE for the ten trading days prior to the Effective Date is less than $23.00 per share.”

6.           Section VI(A)(5) is hereby deleted in its entirety and replaced with the following text:

“(5)       by Synovus, if the average closing price of the Synovus Common Stock on the NYSE for the ten trading days preceding the Effective Date is greater than $35.00 per share.”

7.           Except as expressly set forth herein, this Amendment shall not constitute an amendment or waiver of any term or condition of the Agreement, and all such terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

8.           This Amendment will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

9.           This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties executed and delivered this Amendment as of the date first written above.

SYNOVUS FINANCIAL CORP.

By:/s/Thomas J. Prescott

Name: Thomas J. Prescott

Title: Executive Vice President and CFO

RIVERSIDE BANCSHARES, INC.

By: /s/Kessel D. Stelling, Jr.

Name: Kessel D. Stelling, Jr.

Title: Chairman and CEO